Exhibit 11



ZING TECHNOLOGIES, INC. AND SUBSIDIARIES

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                  EXHIBIT 11-STATEMENT RE: COMPUTATION OF
              COMMON AND COMMON EQUIVALENT PER SHARE EARNINGS




                                                                                           Three Months Ended
                                                                                              September 30,
                                                                                        1995                 1994
                                                                                   ---------------------------------
                                                                                            (000's omitted)
                                                                                   ---------------------------------

Average shares outstanding  . . . . . . . . . . . . . . . . . . . . . .                    2,597             2,496

Net effect of dilutive stock options and warrants  - based
    on the treasury stock method using average market price . . . . . .                       89                77

Shares used for computation . . . . . . . . . . . . . . . . . . . . . .                    2,686             2,573
                                                                                           =====             =====

Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   $1,850            $  195
                                                                                           =====             =====

Income per Common and Common
    Equivalent Share:
Net income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                   $  .69            $  .08
                                                                                           =====             =====

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